Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2025 THIRD QUARTER RESULTS

--Results Exceed Expectations, Driven by Journeys--

--Total Comparable Sales Increased 6%; Journeys Comparable Sales Increased 11%--

--Raises Fiscal 2025 Guidance—

NASHVILLE, Tenn., Dec. 6, 2024 --- Genesco Inc. (NYSE: GCO) today reported third quarter results for the three months ended November 2, 2024.

Third Quarter Fiscal 2025 Financial Summary

•
Total net sales increased 3% to $596 million; comparable sales increased 6%
•
Comparable e-commerce sales increased 15%; comparable store sales increased 4%
•
E-commerce sales represented 24% of retail sales compared to 21% last year
•
GAAP EPS was ($1.76) and Non-GAAP EPS was $0.611
•
Raises sales guidance to down 1% to flat compared to Fiscal 2024, or flat to up 1% excluding the 53rd week in Fiscal 2024
•
Raises Fiscal 2025 adjusted EPS guidance to $0.80 to $1.002

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “Our quarterly performance once again exceeded expectations and marked a return to positive overall comparable sales. Following a strong start to the third quarter including the heart of back-to-school, sales trends at Journeys remained robust in September and October, fueling a double-digit comp gain for the business. This result was driven by the initial phase of Journeys’ strategic growth plan which has focused on elevating the consumer experience including improving the product assortment and visually resetting our stores. EPS would have been stronger without the shift of an important back-to-school week into the second quarter this year.”

__________________________

1Excludes charges for asset impairments, net of tax effect in the third quarter of Fiscal 2025 (“Excluded Items”). Also excludes income tax expense of $26.3 million related to a U.S. valuation allowance in the third quarter of Fiscal 2025 and other items as detailed on Schedule B included with this press release. A reconciliation of earnings (loss) and earnings (loss) per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings (loss) and earnings (loss) per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Vaughn continued, “We are pleased with Journeys’ start to the fourth quarter including the important Black Friday/Cyber Monday period, especially as demand for several discretionary categories including footwear continues to be very selective and event driven. Based on the current variability of consumer demand and shopping trends, we have adopted a more cautious view for Schuh and Johnston & Murphy over the remainder of this year.

We are in the very early innings of returning Journeys and the overall company to historical rates of sales and profitability. With the progress we’ve recently made, and our track record of successfully evolving our businesses in response to changing consumer preferences and purchasing behavior, I feel confident we have the experience and strategies to drive profitable growth across the Company and create greater value for our shareholders over the near- and long-term.”

Third Quarter Review

Net sales for the third quarter of Fiscal 2025 of $596 million were up 3% compared to $579 million in the third quarter of Fiscal 2024. The sales increase reflects a 6% increase in comparable sales, including a 15% increase in e-commerce comparable sales and a 4% increase in same store sales, and a favorable foreign exchange impact, partially offset by the negative impact of moving a strong week of back-to-school sales of approximately $17 million from the third quarter to the second quarter this year related to the 53-week calendar shift and the impact of net store closings.

Comparable Sales

Comparable Same Store and E-commerce Sales:	3QFY25	3QFY24
Journeys Group	11%	(8)%
Schuh Group	(1)%	5%
Johnston & Murphy Group	(1)%	1%
Total Genesco Comparable Sales	6%	(4)%
Same Store Sales	4%	(7)%
Comparable E-commerce Sales	15%	8%

The overall sales increase for the third quarter of Fiscal 2025 compared to the third quarter of Fiscal 2024 was driven by an increase of 4% at Journeys, an increase of 3% at Schuh and a 10% increase at Genesco Brands, partially offset by a decrease of 4% at Johnston & Murphy. On a constant currency basis, Schuh sales were down 2% for the third quarter this year.

Third quarter gross margin this year decreased 30 basis points as a percentage of sales to 47.8% compared with 48.1% last year. The decrease as a percentage of sales compared to Fiscal 2024 is due primarily to changes in product mix at Journeys.

Selling and administrative expense for the third quarter this year decreased 10 basis points as a percentage of sales to 46.1% compared to 46.2% last year. The decrease as a percentage of sales compared to Fiscal 2024 reflects the combination of our cost savings initiatives, the closure of unproductive stores and some improvement in other expenses, partially offset by additional selling salaries and marketing expenses.

Genesco’s GAAP operating income for the third quarter was $10.2 million, or 1.7% of sales this year, compared with $10.9 million, or 1.9% of sales in the third quarter last year. Adjusted for the Excluded Items in the third quarters of both Fiscal 2025 and 2024, operating income for the third quarter was $10.3 million this year compared to $11.0 million last year. Adjusted operating margin was 1.7% of sales in the third quarter of Fiscal 2025 compared to 1.9% in the third quarter last year.

The effective tax rate for the quarter was 311.5% in Fiscal 2025 compared to 22.5% in the third quarter last year. The adjusted tax rate, reflecting Excluded Items, was 27.1% in Fiscal 2025 compared to 27.8% in the third quarter last year. The lower adjusted tax rate for the third quarter this year compared to the third quarter last year reflects a reduction in the tax benefit recorded year to date due to lower projected earnings and taxes from our foreign jurisdictions. The divergence between the effective tax rate and the adjusted tax rate is due to recording a $26.3 million U.S. valuation allowance in the third quarter this year that is excluded from the adjusted tax rate.

The GAAP loss from continuing operations was $18.8 million in the third quarter of Fiscal 2025 compared to earnings from continuing operations of $6.6 million in the third quarter last year. Adjusted for the Excluded Items in the third quarters of both Fiscal 2025 and 2024 and the U.S. valuation allowance in the third quarter of Fiscal 2025, third quarter earnings from continuing operations were $6.6 million, or $0.61 per share, in Fiscal 2025, compared to $6.2 million, or $0.57 per share, in the third quarter last year.

Cash, Borrowings and Inventory

Cash as of November 2, 2024, was $33.6 million, compared with $21.7 million as of October 28, 2023. Total debt at the end of the third quarter of Fiscal 2025 was $100.1 million compared with $128.2 million at the end of last year’s third quarter. Inventories increased 1% on a year-over-year basis, reflecting increased inventory for Genesco Brands, partially offset by a decrease at Schuh and Johnston & Murphy, while Journeys remained flat.

Capital Expenditures and Store Activity

For the third quarter this year, capital expenditures were $13 million, related primarily to retail stores and digital and omnichannel initiatives. Depreciation and amortization was $13 million. During the quarter, the Company opened two stores and closed 14 stores. The Company ended the quarter with 1,302 stores compared with 1,360 stores at the end of the third quarter last year, or a decrease of 4%. Square footage was down 4% on a year-over-year basis.

Share Repurchases

The Company repurchased 17,922 shares during the third quarter of Fiscal 2025 for $0.4 million, or $24.50 per share. The Company currently has $42.3 million remaining on its expanded share repurchase authorization announced in June 2023.

Store Closing and Cost Savings Update

•
The Company closed 12 Journeys stores in the third quarter of Fiscal 2025 (for a total of 41 Journeys stores closed to date in Fiscal 2025) and expects to close up to another 10 Journeys stores in Fiscal 2025
•
The Company's cost savings program remains on track to achieve a reduction in the annualized run rate of $45 to $50 million by the end of Fiscal 2025

Fiscal 2025 Outlook

For Fiscal 2025, the Company:

•
Now expects total sales to be down 1% to flat compared to Fiscal 2024, or flat to up 1% excluding the 53rdweek in Fiscal 2024 versus prior expectations for a total sales decrease of 1% to 2%, or flat to down 1% excluding the 53rd week in Fiscal 2024
•
Now expects adjusted diluted earnings per share from continuing operations in the range of $0.80 to $1.00 versus prior guidance of $0.60 to $1.002
•
Guidance assumes no further share repurchases and a tax rate of 27%

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of third quarter results on its website, in the investor relations section. The Company's live conference call on December 6, 2024, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, store openings and closures, cost reductions, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

identified by or are associated with such words as “intend,” “expect,” “feel,” “should,” “believe,” “anticipate,” “optimistic,” “confident” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events, including shipping disruptions in the Red Sea; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; civil disturbances; our ability to renew our license agreements; impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand;the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations, environmental matters and other disputes involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including 1,302 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear inspired by youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contacts
Sandra Harris, SVP Finance, Chief Financial Officer
(615) 367-7578 / SHarris2@genesco.com

Tom George, Principal Accounting Officer

(615) 367-7465 / tgeorge@genesco.com

Genesco Media Contact
Claire S. McCall, Director, Corporate Relations
(615) 367-8283 / cmccall@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 3		Quarter 3
	Nov. 2, 2024	% of Net Sales	Oct 28, 2023	% of Net Sales
Net sales	$596,328	100.0%	$579,315	100.0%
Cost of sales	311,072	52.2%	300,890	51.9%
Gross margin	285,256	47.8%	278,425	48.1%
Selling and administrative expenses	274,912	46.1%	267,474	46.2%
Asset impairments and other, net(1)	134	0.0%	99	0.0%
Operating income	10,210	1.7%	10,852	1.9%
Other components of net periodic benefit cost	86	0.0%	148	0.0%
Interest expense, net	1,213	0.2%	2,207	0.4%
Earnings from continuing operations before income taxes	8,911	1.5%	8,497	1.5%
Income tax expense(2)	27,759	4.7%	1,908	0.3%
Earnings (loss) from continuing operations	(18,848)	-3.2%	6,589	1.1%
Loss from discontinued operations, net of tax	(84)	0.0%	(50)	0.0%
Net Earnings (Loss)	$(18,932)	-3.2%	$6,539	1.1%
Basic earnings (loss) per share:
Before discontinued operations	$(1.76)		$0.60
Net earnings (loss)	$(1.76)		$0.60
Diluted earnings (loss) per share:
Before discontinued operations	$(1.76)		$0.60
Net earnings (loss)	$(1.76)		$0.60
Weighted-average shares outstanding:
Basic	10,737		10,898
Diluted	10,737		10,972

(1)
Includes a $0.1 million charge in each of the third quarters of Fiscal 2025 and Fiscal 2024 for asset impairments.
(2)
Includes a $26.3 million U.S. valuation allowance in the third quarter of Fiscal 2025.

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	Nov. 2, 2024	% of Net Sales	Oct 28, 2023	% of Net Sales
Net sales	$1,579,113	100.0%	$1,585,674	100.0%
Cost of sales	831,937	52.7%	828,921	52.3%
Gross margin(1)	747,176	47.3%	756,753	47.7%
Selling and administrative expenses	777,878	49.3%	778,491	49.1%
Goodwill impairment	—	0.0%	28,453	1.8%
Asset impairments and other, net(2)	1,490	0.1%	581	0.0%
Operating loss	(32,192)	-2.0%	(50,772)	-3.2%
Other components of net periodic benefit cost	281	0.0%	388	0.0%
Interest expense, net	3,448	0.2%	6,241	0.4%
Loss from continuing operations before income taxes	(35,921)	-2.3%	(57,401)	-3.6%
Income tax expense (benefit)(3)	17,144	1.1%	(13,483)	-0.9%
Loss from continuing operations	(53,065)	-3.4%	(43,918)	-2.8%
Loss from discontinued operations, net of tax	(206)	0.0%	(98)	0.0%
Net Loss	$(53,271)	-3.4%	$(44,016)	-2.8%
Basic loss per share:
Before discontinued operations	$(4.88)		$(3.87)
Net loss	$(4.90)		$(3.88)
Diluted loss per share:
Before discontinued operations	$(4.88)		$(3.87)
Net loss	$(4.90)		$(3.88)
Weighted-average shares outstanding:
Basic	10,870		11,353
Diluted	10,870		11,353

(1)
Includes a $1.8 million gross margin charge in the first nine months of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $1.5 million charge in the first nine months of Fiscal 2025 which includes $1.0 million for severance and $0.5 million for asset impairments. Includes a $0.6 million charge in the first nine months of Fiscal 2024 for asset impairments.
(3)
Includes a $26.3 million U.S. valuation allowance in Fiscal 2025.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 3		Quarter 3
	Nov. 2, 2024	% of Net Sales	Oct 28, 2023	% of Net Sales
Sales:
Journeys Group	$362,517	60.8%	$349,367	60.3%
Schuh Group	121,826	20.4%	118,129	20.4%
Johnston & Murphy Group	78,463	13.2%	81,411	14.1%
Genesco Brands Group	33,522	5.6%	30,408	5.2%
Net Sales	$596,328	100.0%	$579,315	100.0%
Operating income (loss):
Journeys Group	$13,166	3.6%	$11,975	3.4%
Schuh Group	3,119	2.6%	5,484	4.6%
Johnston & Murphy Group	(91)	-0.1%	2,706	3.3%
Genesco Brands Group	3,729	11.1%	(1,560)	-5.1%
Corporate and Other(1)	(9,713)	-1.6%	(7,753)	-1.3%
Operating income	10,210	1.7%	10,852	1.9%
Other components of net periodic benefit cost	86	0.0%	148	0.0%
Interest, net	1,213	0.2%	2,207	0.4%
Earnings from continuing operations before income taxes	8,911	1.5%	8,497	1.5%
Income tax expense(2)	27,759	4.7%	1,908	0.3%
Earnings (loss) from continuing operations	(18,848)	-3.2%	6,589	1.1%
Loss from discontinued operations, net of tax	(84)	0.0%	(50)	0.0%
Net Earnings (Loss)	$(18,932)	-3.2%	$6,539	1.1%

(1)
Includes a $0.1 million charge in each of the third quarters of Fiscal 2025 and Fiscal 2024 for asset impairments.
(2)
Includes a $26.3 million U.S. valuation allowance in the third quarter of Fiscal 2025.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	Nov. 2, 2024	% of Net Sales	Oct 28, 2023	% of Net Sales
Sales:
Journeys Group	$920,808	58.3%	$908,832	57.3%
Schuh Group	338,736	21.5%	334,033	21.1%
Johnston & Murphy Group	228,707	14.5%	241,823	15.3%
Genesco Brands Group	90,862	5.8%	100,986	6.4%
Net Sales	$1,579,113	100.0%	$1,585,674	100.0%
Operating Income (Loss):
Journeys Group	$(16,807)	-1.8%	$(21,265)	-2.3%
Schuh Group	4,562	1.3%	12,110	3.6%
Johnston & Murphy Group	1,861	0.8%	10,178	4.2%
Genesco Brands Group(1)	5,415	6.0%	259	0.3%
Corporate and Other(2)	(27,223)	-1.7%	(23,601)	-1.5%
Goodwill Impairment	—	0.0%	(28,453)	-1.8%
Operating loss	(32,192)	-2.0%	(50,772)	-3.2%
Other components of net periodic benefit cost	281	0.0%	388	0.0%
Interest, net	3,448	0.2%	6,241	0.4%
Loss from continuing operations before income taxes	(35,921)	-2.3%	(57,401)	-3.6%
Income tax expense (benefit)(3)	17,144	1.1%	(13,483)	-0.9%
Loss from continuing operations	(53,065)	-3.4%	(43,918)	-2.8%
Loss from discontinued operations, net of tax	(206)	0.0%	(98)	0.0%
Net Loss	$(53,271)	-3.4%	$(44,016)	-2.8%

(1)
Includes a $1.8 million gross margin charge in the first nine months of Fiscal 2025 related to a distribution model transition in Genesco Brands Group.
(2)
Includes a $1.5 million charge in the first nine months of Fiscal 2025 which includes $1.0 million for severance and $0.5 million for asset impairments. Includes a $0.6 million charge in the first nine months of Fiscal 2024 for asset impairments.
(3)
Includes a $26.3 million U.S. valuation allowance in Fiscal 2025.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	November 2, 2024	October 28, 2023
Assets
Cash	$33,578	$21,691
Accounts receivable	52,373	56,934
Inventories	523,152	516,735
Other current assets	50,600	43,350
Total current assets	659,703	638,710
Property and equipment	230,090	245,009
Operating lease right of use assets	424,886	459,524
Goodwill and other intangibles	36,444	35,725
Non-current prepaid income taxes	58,670	55,632
Other non-current assets	25,728	58,331
Total Assets	$1,435,521	$1,492,931

Liabilities and Equity
Accounts payable	$214,935	$186,683
Current portion operating lease liabilities	123,397	134,850
Other current liabilities	83,750	75,631
Total current liabilities	422,082	397,164
Long-term debt	100,114	128,163
Long-term operating lease liabilities	348,672	387,347
Other long-term liabilities	47,749	43,299
Equity	516,904	536,958
Total Liabilities and Equity	$1,435,521	$1,492,931

GENESCO INC.

Store Count Activity

	Balance 01/28/23	Open	Close	Balance 02/03/24	Open	Close	Balance 11/02/24
Journeys Group	1,130	27	94	1,063	6	41	1,028
Schuh Group	122	3	3	122	2	2	122
Johnston & Murphy Group	158	2	4	156	0	4	152
Total Retail Stores	1,410	32	101	1,341	8	47	1,302

GENESCO INC.

Store Count Activity

	Balance 08/03/24	Open	Close	Balance 11/02/24
Journeys Group	1,039	1	12	1,028
Schuh Group	123	1	2	122
Johnston & Murphy Group	152	0	0	152
Total Retail Stores	1,314	2	14	1,302

GENESCO INC.

Comparable Sales

	Quarter 3		Nine Months
	Nov. 2, 2024	Oct 28, 2023	Nov. 2, 2024	Oct 28, 2023
Journeys Group	11%	-8%	2%	-10%
Schuh Group	-1%	5%	-3%	11%
Johnston & Murphy Group	-1%	1%	-3%	10%
Total Comparable Sales	6%	-4%	0%	-4%
Same Store Sales	4%	-7%	-2%	-7%
Comparable E-commerce Sales	15%	8%	9%	10%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended November 2, 2024 and October 28, 2023

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 3			Quarter 3
	November 2, 2024			October 28, 2023
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (Loss) from continuing operations, as reported		$(18,848)	$(1.76)		$6,589	$0.60

Gross margin adjustment:
Charges related to distribution model transition	$—	6	0.00	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$134	103	0.01	$99	79	0.01
Severance	—	3	0.00	—	—	0.00
Impact of additional dilutive shares	—	—	0.02	—	—	0.00
Total asset impairments and other adjustments	$134	106	0.03	$99	79	0.01

Income tax expense adjustments:
Tax impact share based awards		—	0.00		48	0.00
U.S. valuation allowance		26,250	2.42		—	0.00
Other tax items		(920)	(0.08)		(509)	(0.04)
Total income tax expense adjustments		25,330	2.34		(461)	(0.04)
Adjusted earnings from continuing operations (1) and (2)		$6,594	0.61		$6,207	0.57

(1)
The adjusted tax rate for the third quarter of Fiscal 2025 and 2024 is 27.1% and 27.8%, respectively.
(2)
EPS reflects 10.9 million and 11.0 million share count for the third quarter of Fiscal 2025 and 2024, respectively, which includes common stock equivalents in both periods for adjusted earnings from continuing operations. The loss from continuing operations, as reported for the third quarter of Fiscal 2025, excludes common stock equivalents.

Schedule B

Genesco Inc.

Adjustments to Reported Loss from Continuing Operations

Nine Months Ended November 2, 2024 and October 28, 2023

The Company believes that disclosure of loss and loss per share from continuing operations and operating loss adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Nine Months			Nine Months
	November 2, 2024			October 28, 2023
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Loss from continuing operations, as reported		$(53,065)	$(4.88)		$(43,918)	$(3.87)

Gross margin adjustment:
Charges related to distribution model transition	$1,750	1,333	0.12	$—	—	0.00

Asset impairments and other adjustments:
Asset impairment charges	$494	376	0.03	$581	446	0.04
Severance	996	758	0.07	—	—	0.00
Goodwill impairment	—	—	0.00	28,453	21,858	1.93
Total asset impairments and other adjustments	$1,490	1,134	0.10	$29,034	22,304	1.97
Income tax expense adjustments:
Tax impact share based awards		722	0.07		1,059	0.09
U.S. valuation allowance		26,250	2.41		—	0.00
Other tax items		(1,842)	(0.17)		(1,578)	(0.14)
Total income tax expense adjustments		25,130	2.31		(519)	(0.05)
Adjusted loss from continuing operations (1) and (2)		$(25,468)	$(2.35)		$(22,133)	$(1.95)

(1)
The adjusted tax rate for the first nine months of Fiscal 2025 and 2024 is 22.1% and 22.0%, respectively.
(2)
EPS reflects 10.9 million and 11.4 million share count for the first nine months of Fiscal 2025 and 2024, respectively, which excludes common stock equivalents in the first nine months of each period due to the loss from continuing operations each year.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income

Three Months Ended November 2, 2024 and October 28, 2023

	Quarter 3- November 2, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$13,166	$—	$13,166
Schuh Group	3,119	—	3,119
Johnston & Murphy Group	(91)	—	(91)
Genesco Brands Group	3,729	—	3,729
Corporate and Other	(9,713)	134	(9,579)
Total Operating Income	$10,210	$134	$10,344
% of sales	1.7%		1.7%

	Quarter 3 - October 28, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$11,975	$—	$11,975
Schuh Group	5,484	—	5,484
Johnston & Murphy Group	2,706	—	2,706
Genesco Brands Group	(1,560)	—	(1,560)
Corporate and Other	(7,753)	99	(7,654)
Total Operating Income	$10,852	$99	$10,951
% of sales	1.9%		1.9%

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Gross Margin

Nine Months Ended November 2, 2024 and October 28, 2023

	Nine Months November 2, 2024
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(16,807)	$—	$(16,807)
Schuh Group	4,562	—	4,562
Johnston & Murphy Group	1,861	—	1,861
Genesco Brands Group	5,415	1,750	7,165
Corporate and Other	(27,223)	1,490	(25,733)
Total Operating Loss	$(32,192)	$3,240	$(28,952)
% of sales	-2.0%		-1.8%

	Nine Months October 28, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(21,265)	$—	$(21,265)
Schuh Group	12,110	—	12,110
Johnston & Murphy Group	10,178	—	10,178
Genesco Brands Group	259	—	259
Goodwill Impairment	(28,453)	28,453	—
Corporate and Other	(23,601)	581	(23,020)
Total Operating Loss	$(50,772)	$29,034	$(21,738)
% of sales	-3.2%		-1.4%

	Nine Months
In Thousands	Nov. 2, 2024	Oct. 28, 2023
Gross margin, as reported	$747,176	$756,753
% of sales	47.3%	47.7%

Charges related to distribution model transition	1,750	—
Total adjustments	1,750	—

Adjusted gross margin	$748,926	$756,753
% of sales	47.4%	47.7%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending February 1, 2025

In millions (except per share amounts)	High Guidance Fiscal 2025		Low Guidance Fiscal 2025
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$8.4	$0.76	$5.8	$0.53

Charges related to distribution model transition	1.3	0.12	1.3	0.12

Asset impairments and other adjustments:
Asset impairments and other matters	1.3	0.12	1.7	0.15
Total asset impairments and other adjustments (1)	1.3	0.12	1.7	0.15
Adjusted forecasted earnings from continuing operations (2)	$11.0	$1.00	$8.8	$0.80

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2025 is approximately 27%.
(2)
EPS reflects 11.0 million share count for Fiscal 2025 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.